Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Full Throttle Indoor Kart Racing, Inc.

We consent to the reference to our firm under the caption "Experts" and to the use of our report on the financial statements of Full Throttle Indoor Kart Racing, Inc. dated June 18, 2010, in the Registration Statement on Form S-1 and related Prospectus of Full Throttle Indoor Kart Racing, Inc. for the registration of shares of its common stock.

/s/ Cordovano and Honeck LLP
Cordovano and Honeck LLP
Englewood, Colorado
August 20, 2010